Exhibit 10.1

December 23, 2011

Mr. David J. McIntryre

3734 E Coquina Way

Weston, FL 33332 USA

Dear David:

This letter supplements and amends your letter of employment dated December 16, 2009, as amended.

Effective December 30, 2011 (the “Reassignment Date”) and continuing through December 31, 2012, your role and responsibilities within the HeartWare Group shall transition from Executive Vice President, Chief Financial Officer & Chief Operating Officer employed on a full-time basis by HeartWare, Inc. to Special Assistant to the Chief Executive Officer employed on a part-time basis by HeartWare Pty Limited. Your responsibilities as Special Assistant shall include: overseeing the transfer of the Australian machining operation to new facility in Australia; overseeing the transfer of product distribution in Australia and regional geographies to a sustainable location and the hiring of personnel to supervise distribution in a new facility; interfacing with the Australian Stock Exchange and investors as needed at the direction of the Chief Executive Officer, General Counsel or Vice President, Investor Relations; providing ongoing assistance and advice to Operations personnel until a Vice President, Operations is hired and thereafter as needed; and acting as a consultant and adviser to the Chief Executive Officer on operational, financial and strategic matters.

With effect as of the Reassignment Date, your base salary shall be at the annual rate of AUD 50,000. Except as may be recommended by the Chief Executive Officer and approved by the Board of Directors of HeartWare International, Inc., you shall not be eligible for a merit, bonus or equity award for 2012. Your 2011 bonus and accrued HeartWare, Inc. vacation time shall be paid on or prior to the Reassignment Date.

Please note that HeartWare does not presently provide health and similar benefits to employees of HeartWare Pty Limited and therefore, consistent with Section 4 of your employment letter, we do not expect to provide you with health and similar benefits following the Reassignment Date. In addition, the Reassignment Date shall be treated as the trigger date for purposes of the relocation benefits contemplated by Section 5 of your employment letter. However, as of the Reassignment Date, you shall no longer be a Section 16 Reporting Officer of HeartWare or eligible for Severance Pay as contemplated by Section 6 of your employment letter. Except as set forth in this letter, the remaining provisions of your employment letter, as amended, shall remain in full force and effect.

Please acknowledge your agreement with this letter by signing where indicated below.

Thank you again for your years of distinguished service to HeartWare.

With highest regards,

/s/    Lawrence Knopf

Lawrence Knopf

Senior Vice President

And General Counsel

Agreed and Acknowledged

This 26th day of December, 2011

/s/ David J. McIntyre
David J. McIntyre